Exhibit 21.1
SUBSIDIARIES

Pharmacyclics Cayman Ltd. Cayman Islands
Pharmacyclics Switzerland GmbH Switzerland
Pharmacyclics (Europe) Ltd. Ireland
Pharmacyclics (Shanghai) Management Consulting Service Limited